Exhibit 10.31
Addendum to the Unprotected Tenancy Contract of 31/12/2003
Made and Executed in Tel Aviv, this 3rd day of November, 2005

BETWEEN:	Amcol Engineering and Industrial Company Ltd., Private corporate no. 51-000669-5 of 92 Yigal Alon Street, Entrance 5, Tel Aviv (hereinafter: “the Landlord”)

of the one part

AND:	Veraz Networks Ltd., Private corporate no. 51-3044537 Of 43 Hasivim Street, Ramat Siv Industrial Zone, Petach Tikvah (hereinafter: “the Tenant”)

of the other part

WHEREAS	By an unprotected tenancy contract made and executed between the parties on 31/12/2003 the Tenant took a tenancy from the Landlord of the premises in the Building known as Building B, situated on land known as Parcel 28 in Block 6393 situated at Hasivim Street, Ramat Siv, Kiryat Matalon, Petach Tikvah (hereinafter respectively called: “the Contract” or “the Agreement”, “the Premises”, “Building B” and “the Project”); and

WHEREAS	Prior to signing this Addendum, the Tenant reached agreements with the ECI Telecom Company, private corporate no. 52-0032905, (hereinafter: “ECI”), which is the tenant also of areas in Buildings A and B in the Project, with respect to the exchange of parts of premises between the Tenant and ECI, including determining time schedules and the carrying out of adaptation works in the Premises and/or in the Surrendered Area and/or Alternative Area (as defined in clause 5 hereof); and

WHEREAS	The Tenant has requested the Landlord to approve the exchange of part of the areas of the Premises by other areas that are leased to ECI and also for the addition of areas and 18 covered parking places (hereinafter: “the Additional Parking Spaces”) so that the Alternative Area, including the Additional Area (as defined in clause 5 hereof), as well as the Additional Parking Spaces will constitute an integral part of the Premises in a manner whereby the terms of the Agreement will apply thereto, subject always to the provisions contained in this Addendum; and

WHEREAS	The Landlord has decided to grant to the Tenant’s request all subject to the provisions of this Addendum and the Appendices set out below;
It is therefore agreed and stipulated between the parties as follows:
1.	Preamble
a.	The preamble to this Addendum and the Appendix thereto constitutes an integral part thereof.

b.	Unless otherwise expressly stated, all the terms and expressions contained in this Addendum will bear the meanings assigned thereto in the Contract.
2.	Headings of the clauses

The headings to the clauses are for ease of reference only and are not to be applied in the interpretation of this Addendum.

3.	Appendices
Appendix “A” —	sketch plan of the alternative area;

Appendix “B1” —	sketch plan of the surrendered area on the third floor in Building B;

Appendix “B2” —	sketch plan of the surrendered area on the second floor in Building B;

Appendix “C” —	Letter leasing 18 parking places.

Appendix “D” —	sketch plan of the parking spaces in Parking Area –1 in Building A;

Appendix “E1”+ “E2” — Form of “the insurance certificate”
4.	Application of the Contract

The Landlord hereby grants to the Tenant a tenancy of the Alternative Area and the Additional Parking Places (as hereinafter defined and described) in a manner whereby all the terms of the Contract, as appropriate, will fully apply also to the tenancy of the Alternative Area and the Additional Parking Places, save for those provisions in the Agreement which, by this Addendum, are expressly amended or adapted or replaced.

5.	The Alternative Area and the Surrendered Area
5.1	The Alternative Area includes an additional area which the Tenant wishes to lease from the Landlord namely: all the area of the fourth floor in Building A of the Project, as marked in red on the Plan in Appendix A to this Addendum, having an area of approximately 2,243 sq.m., (gross) (in this Addendum referred to as “the Alternative Area”).

5.2	The Surrendered Area is an aggregate area of approximately 2,182 sq.m., as hereinafter set forth:
5.2.1	The third floor in Building B of the Project, in its entirety, having an area of approximately 1,272sq.m., (gross) delineated in blue on the plan constituting Appendix “B-1” hereto.

5.2.2	Part of the areas of the Premises on the second floor of Building B in the Project, (excluding the Landlord’s [sic] computer room having an area of approximately 61 sq.m., (gross) which will remain in the Tenant’s possession and continue to form part of the Premises) in an area of approximately 910 sq.m., (gross) delineated in blue on the plan constituting Appendix “B-2” hereto.

6.	The Transaction
6.1	It is agreed that subject to the Tenant’s performance of the provisions contained in the Contract and this Addendum, the Landlord will grant the Tenant and the Tenant will take from the Landlord an unprotected right of tenancy in the Alternative Area and in the Additional Parking Places, in lieu of the Tenant’s right of tenancy in the Surrendered Area.

6.2	The difference in areas between the Alternative Area and the Surrendered Area is approximately 61 sq.m., (gross) and will be hereinafter called: “the Additional Area”. For the avoidance of any doubt the Additional Area constitutes an integral part of the Alternative Area and wherever this Agreement relates to the Alternative Area, the intention is also to the Additional Area.

6.3	The Tenant acknowledges and declares that it has found the Alternative Area, the Additional Area and the Additional Parking Places suitable for its purposes and hereby waives any claim regarding inconsistency concerning the construction of the Alternative Area and in relation to the location of the Alternative Area and/or the rights of use in the Alternative Area and/or for any other reason.

6.4	It is hereby agreed that possession of the Alternative Area will be conveyed to the Tenant in the condition in which it is on the date of the execution of this Addendum, without derogating from any other arrangement that has been reached between the Tenant and ECI, to the extent it has been reached. For the avoidance of any doubt, the Tenant hereby waives any right and/or claim and/or demand against the Landlord in connection with the adaptation works that will be made at the Premises, to the extent they will be made.

6.5	Without derogating from that stated below in this Addendum, it is hereby clarified and agreed between the parties that the Tenant will continue to pay full Rent, including all the additional payments to which it is subject under the Agreement, in respect of all the areas of the Premises.

6.6	It is hereby clarified and agreed that the Tenant will bear the costs of the Rent and the remaining costs according to the Agreement in respect of the Additional Area commencing from the date on which it takes actual possession of the Additional Area.

6.7	It is hereby clarified and agreed that the Tenant will not pay on any date whatsoever, Rent and any additional payments in respect of the area that exceeds that of the Premises, except in respect of the Additional Area, which will attract payment of Rent and the additional payments in respect thereof according to this Addendum commencing from delivery of the actual possession thereof, as stated in clause 6.6 above.

6.8	It is hereby agreed by the parties that conveyance of the possession to ECI of each of the parts of the Surrendered Area of the Premises, to the extent this will be done by means of a Delivery Memorandum that will be drawn up in the presence of the respective representatives of the Landlord and ECI, will be deemed for all purposes to be delivery of possession to the Landlord, pursuant to the terms of the Contract and full performance of the Tenant’s undertakings in this regard.

6.9	It is hereby agreed that possession of the Surrendered Area will be conveyed to the Tenant in the condition in which it is on the date of the execution of this Addendum. For the avoidance of any doubt, to the extent any reservations with respect to the condition of the Surrendered Area or any parts thereof and/or the condition of the Alternative Area or parts thereof arise, it is hereby agreed that the repair of the defects to which those reservations relate will be the exclusive responsibility of the Tenant, including ECI on its behalf, and the Landlord will bear no responsibility whatsoever in respect thereof.

In order to remove any doubt, to the extent the Landlord will be compelled to carry out repairs and/or adjustments at the above areas in order to resolve any disputes that may have arisen between the Tenant and ECI, it will do this at the Tenant’s expense, and the Tenant hereby undertakes to pay the Landlord reimbursement of the costs of those repairs, within 14 days of the date of receiving the repair bill from the Landlord.
7.	Term of the Tenancy and Term of the Option
7.1	It is agreed that subject to the Tenant’s performance of the provisions of the Agreement, including this Addendum, the Tenancy Term of the Alternative Area and the Additional Parking Places by the Tenant will commence on the date of the signature of the Delivery Memorandum and/or the Acceptance Memorandum of the Surrendered Area (or part thereof) and of the Alternative Area (or part thereof) and of the Parking Places also (separately) and the expiration thereof will fall on 31.12.2007 (hereinafter: “the Tenancy Term”).

7.2	Subject to the full performance by the Tenant of its undertakings under the Contract, including this Addendum throughout the entire Tenancy Term, the Tenant is hereby granted four option terms to extend the Tenancy Term by four 24-month terms each, the first option term commencing on 01/01/2008 and expiring on 31/12/2009, the second option term commencing on 01/01/2010 and expiring on 31/12/2011, the third option term commencing on 01/01/2012 and expiring on 31/12/2013, and the fourth option term commencing on 01/01/2014 and expiring on 31/12/2015.

For the avoidance of any doubt, and without derogating from that stated below, the exercise of each of the above options is conditional upon the prior, full performance by the Tenant of its undertakings under the Agreement and this Addendum, including in the option terms that will have been actually taken up.

7.3	It is hereby agreed that the Tenant’s right to exercise each of the option terms is expressly conditional upon the Tenant notifying the Landlord in writing of its wish to exercise each of the option terms hereby conferred upon it, at least 150 days before the expiration of the Tenancy Term (in accordance with the definition thereof) i.e. up till not later than 01/08/2007 in order to exercise the first option, and not later than 01/08/2009 in order to exercise the second option, and not later than 01/08/2011 in order to exercise the third option, and not later than 01/08/2013 in order to exercise the fourth option.

8.	Rent and Additional Payments
8.1	The Tenant undertakes to pay the Landlord, in addition to the Rent under the Agreement, rent in respect of the Additional Area in an amount in shekels equal to 61 sq.m. (gross) multiplied by the basic price of US$6.83 (six U.S. dollars and 83 cents) for each sq.m., (gross) of the area of the Alternative Area, namely the monthly sum of US$417.00 (four hundred and seventeen U.S. dollars) in respect of each tenancy month of the Tenancy Term constituting, US$1250 (one thousand, two hundred and fifty U.S. dollars) in respect of each quarter of the Tenancy Term. For the avoidance of any doubt the Tenant undertakes to pay Rent during the Tenancy Term in respect of the total area of the Premises under the provisions of the Agreement, this being in addition to the Rent which it is liable to pay in respect of the Additional Area, as set out above.

8.2	In addition to that stated in sub-clause 8.1 above, and in addition to the user fees that the Tenant is liable to pay in respect of the Parking Places as stated in the Contract, the Tenant undertakes to pay the Landlord in respect of each of the 18 Additional Parking Places, that it is leasing pursuant to the terms of this Addendum, and which are delineated by a hatched line in Appendix “D” to this Addendum, (hereinafter: “the Parking Places”), the sum of US$50.00 (fifty U.S. dollars) aggregating US$900 (nine hundred U.S. dollars) for each month of the Tenancy Term, which sum constitutes US$2,700 (two thousand, seven hundred U.S. dollars) for each quarter of the Tenancy Term.

8.3	Insofar as the Tenant exercises the option terms as set out in clause 7.2 and 7.3 above, in order to extent the Tenancy Term, an increment in real terms of 10% of the Rent and the User Fees of the Parking Places will apply in each of the option terms that will be paid by the Tenant to the Landlord as compared with the Rent which the Tenant will be required to pay in respect of the last tenancy month of the Tenancy Term and of the first option term, respectively.

8.4	Save for the foregoing, the remaining terms of the Contract, including in connection with the Rent and the Additional Payments such as Management Fees, municipal taxes and insurance will apply to the Tenancy of the Alternative Area and the Additional Parking Places, mutatis mutandis, the representative rate of exchange of the dollar and the Base CPI being those known on the date of the execution of this Addendum.
9.	Insurance
9.1	The Tenant undertakes to furnish the Landlord, prior to taking possession of the Alternative Area, the Additional Area and the Additional Parking Places and as a condition therefor, a certificate from the insurance company regarding the existence of the insurances in respect of the tenancy of the Alternative Area, including the Additional Area and the Additional Parking Places, for the entire Tenancy Term, which certificate will be in the form attached hereto as Appendix “E” in this Addendum called: “the Insurers’ Certificate”.

9.2	The Tenant further undertakes to insure all the adaptation works that it intends to execute in the Alternative Area and furnish the Landlord, prior to taking possession of the Alternative Area and as a condition therefor, a certificate from the insurance company regarding the existence of the insurances in respect of the Tenant’s Adaptation Works in the Alternative Area.
10.	Securities

It is agreed that the securities that were furnished by the Tenant to the Landlord pursuant to the terms of the Contract will similarly serve to secure the Tenant’s undertakings under this Addendum.

11.	General

For the avoidance of any doubt, in the event of any divergence between the terms of the Contract and the terms contained in this Addendum, the terms of this Addendum will prevail.

It is further agreed that except for the modifications set out in this Addendum above, the parties will be subject to and bound by all the provisions of the Contract, subject to the modifications hereinbefore set forth, as if they had been signed by the Tenant from the very outset and the Tenant undertakes to act in accordance with such terms.
In witness whereof the parties have set their hands:

/s/ Illegible	/s/ Lior Shemesh
Amcol Engineering and Industrial	Veraz Networks Ltd.
Company Ltd.	The Tenant
The Landlord	Lior Shemesh
VP Finance
Veraz Networks Ltd.